CHINA-BIOTICS, INC. (OTCBB:CHBT)

Corporate Profile
February 2007

Industry: Nutritional Supplements

China-Biotics, Inc.

No. 999 Ningqiao Road,
Jinqiao Export Processing Zone,
Pudong, Shanghai 201206, China
Phone: (86) 21-58349748

Investor Relations Contact:
HC International, Inc.
Matthew Hayden, President
Phone: (858) 704-5065
E-mail: matt@haydenir.com

SELECT FINANCIALS

OTCBB: CHBT

Fiscal Year End:	March 31
Current Price (2/14/07):	$9.50
Fully Diluted-Shares Outstanding:	17.1M
Cash/Share:	1.40
Market Cap:	$162M
Revenue (TTM)	$29.0M
Net Income (TTM)	$10.3M
Exec & Mgmt Ownership:	60.2%
Institutional Ownership:	35.9%

Based in Shanghai, China-Biotics is one of the largest suppliers of probiotics in the PRC. The Company's proprietary product portfolio contains live microbial food supplements (originated from human sources) which improve the overall intestinal microbial balance, leading to better digestion and improved overall health. These products are approved by the Ministry of Health in China and the State Food and Drug Administration and tested by independent government institutes in Shanghai. Currently, the products are sold OTC through large distributors to over 1,000 pharmacies and 100 Superstores. The Company's flagship product "Shining Essence" is one of the best known brands in the nutritional market.

Investment Highlights

- Revenues for the first nine months of FY07 (ended December 31) increased 47.6% to $22.2 M compared to FY 06 and net income increased 32.7% to $8.1 M. Net profit margins for the third quarter of fiscal 2007 were approximately 41.1%. Cash & Equivalents at December 31, 2006 was $25 million.
- The Company invested approximately $1.4 million during the first nine months of FY07 to improve existing production and research facilities which will support future growth.
- Product Differentiation - Our products have one of the highest concentrations of active microbials and a significantly longer shelf life (2 years vs. days/weeks) vs. competitors.
- Current production capacity is approximately 9 tons annually (22M capsules per month, 1M per day).
- New facility with 150 tons of production capacity and focused on Bulk additive opportunities is expected to come on-line by mid CY08. This equates to $90M in incremental revenue potential.
- **Significant cost advantages**: Imported bulk probiotics have current ASPs of US$3,750/kilo while CHBT expects its product to be priced at a fraction of the import price and maintain current margins.
- The Company opened 9 retail stores in the Shanghai area during 2006, which are used as training and logistics centers. These locations are supported by market promotion activities to further elevate the Shining brand and will be utilized to implement the "Customer Network Program" during 2007.

Product Portfolio



- **Shining Essence** - enhances intestinal health and protects/strengthens liver function
- **Shining Signal** - reduces high blood pressure, high blood sugar level, and hyperlipidemia
- **Shining Golden Shield** - focused on enhancing the body's immune system
- **Shining Energy** - facilitate and promote the development of brain cells, enhance alertness, and restore the brain and body energy
- **Shining Beauty Essence** - A dietary supplement which helps increase bone density and delay caducity.



⇒ **The Company introduced 6 new products in CY06 and expects 10 in CY07.**

New Product Development (Bulk Additives = Large Market Opportunity)



- **Additives for yogurts and milk drinks** – Live bacteria are essential to the formation of these products. On Jan 8, 2007 Morgan Stanley & Goldman Sachs invested $73 million in Taizinai Group, a milk-based drinks manufacturer. It is estimated there are 150 bacteria-based milk drink makers with 150,000 tons/output annually.
- **Additives for baby milk powder** - Live bacteria that are commonly added to infant formula and milk powder to improve digestion and overall health in babies. The Company believes government may support this initiative through regulations.



Market opportunity:

- Large established and growing market (domestic and globally)—visit **www.foodnavigator.com.**
- Superior product quality and manufacturing capabilities—China Biotics is the domestic leader.
- Strong secular trends supporting the increased use of probiotics, including more disposable consumer income and widespread healthcare information and education.

Regulatory Drivers:

- Since 2004, the Chinese Ministry of Health has restricted the sale of antibiotic medications forcing consumers to focus on more preventative and natural treatments.
- The Chinese government has begun encouraging the fortification of certain food with probiotics.
- Company expects the Chinese Ministry of Health will make it mandatory for infant formula sold in China to contain probiotics.

Growth Plans:

- Increase manufacturing capacity and capitalize on bulk additive opportunities.
- Geographic expansion through current and new distributors.
- Develop and introduce new products that leverage the Company's core competencies while taking advantage of growing retail distribution channel.

Antibiotics vs. Probiotics

Side Effects of Antibiotics

- Disrupts the bacterial flora
- Causes toxic side effect
- Develops Antibiotic resistant strains of disease
- Impairs human immune system

Benefits of Probiotics

* Improves the GI tract health & reduces risk of certain cancers
* Synthesizes and enhances bioavailability of nutrients
* Reduces prevalence of lactose intolerance
* Decreases prevalence of allergies

Bulk Production Opportunities

- Capacity expansion through new 150 ton facility will enable CHBT to pursue bulk product opportunities in the dry milk powder / infant formula and yogurt/drink markets while further solidifying its position as the leading consumer probiotics provider.
- At a fraction of the import price (assuming full capacity utilization), the first phase of expansion will provide the potential for $90 million in annualized revenues, with gross margins slightly above the traditional threshold of 70%.
- The Company's probiotics have a substantially longer shelf life than competitors (up to 2 years with approximately 70% survival rate) and are priced at a fraction of the current import price, creating the opportunity to win significant market share.
- A report by ChinaBgao.com suggests that 3 million tons of yogurt are consumed in China per year, which provides an addressable market opportunity of approximately 300 tons of probiotic in China per year.
- The fortification of dry infant milk formula with probiotics in China alone equates to a significant addressable market Any government mandate would increase adoption rates and market penetration.
- The new facility is expected to necessitate $18 million in capital expenditures with the build-out taking approximately 10 to 12 months to complete. Production is expected to commence by the middle of 2008.

Retail Strategy

- The Company is utilizing its retail strategy to expand its brand name, while creating the foundation to implement a "Customer Network Program" which is designed to generate low-cost, broad based distribution.
- There are currently 9 retail stores in the Greater Shanghai area —management expects to have 100 by the end of CY07, including locations in other major cities, such as Harbin, Changchun, Beijing and Shenyang.
- Each store measures approximately 500 to 2,000 square meters with an average cost to open each store of approximately $40,000.
- Management expects a payback period for each store of less than 1 year and to contribute normalized margins of at least 70%, thus creating a very attractive ROI.



China Biotics new production facility


益生有益
LIFELONG HEALTH.GIVING

China Biotics Retail Store

MANAGEMENT TEAM

• *Mr. Song Jin An, Chairman, CEO*

-Founder and Chief Executive Officer since 1999
-Bachelor's Degree in Polymers from the University of Hei Long Jiang and Masters degree in Politics and Economics from Harbin Industrial University

• *Dr. Chin Ji Wei, Director*

-20 years of academic experience in the field of horticulture, has authored over 50 papers and has been awarded three invention patents, two utility patents and the Province of Science and Progressive Award.

• *Dr. Du Wen Min, Director*

-Member of the Company's technical advisory panel.
-Current Chairman of the Technology Information Institute and member of the Chinese Medical and Pharmacy Association.

• *Mr. Raymond Li, CFO*

- 20 years of Finance experience (auditing and accounting)
- Previously Financial Controller of Techwayson Holdings Ltd. (listed on the Hong Kong Stock Exchange)
- Member of Hong Kong Institute of Certified Public Accountants